EXHIBIT 10.15

CHANGE IN TERMS AGREEMENT

Revolving Term Loan Note

Commitment Expiration Date And Due Date Amendment

This Change in Terms Agreement (“Agreement”) is entered into as of September 21, 2006, between Deere Credit, Inc., a Delaware corporation (“Deere”) and, FCStone Group, Inc., of West Des Moines, IA, an Iowa corporation (the “Borrower”).

Whereas, Deere has provided Borrower a Revolving Term Loan facility in the amount of $10,250,000 represented by an Amended and Restated Unsecured Revolving Term Loan Note (“Note”) in the amount of $10,250,000, dated May 19, 2006, and governed by a Master Loan Agreement, dated November 2, 2003, as may be modified from time to time, and

Whereas, Borrower has requested an extension of the Commitment Expiration Date and Due Date and Deere has approved the requested extension on the Note, now;

Therefore, in consideration of the mutual covenants as contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Note shall be amended as follows:

1.	The Commitment Expiration Date shall be extended from October 1, 2006 to October 1, 2009.

2.	The Final Due Date shall be changed to October 1, 2009.

Capitalized terms contained herein and not defined in this Agreement shall have the meanings provided in the Note and other Transaction Document as referenced in the Master Loan Agreement.

Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Change in Terms Agreement to be executed by their duly authorized officers as of the date first shown above.

Deere Credit, Inc.		FCStone Group, Inc.

By:	/s/ Bert D. Johnson	By:	/s/ Robert V. Johnson
Title:	Portfolio Manager	Title:	Exec. V.P. & CFO